Exhibit 99.1

Candel Therapeutics Appoints Maha Radhakrishnan, M.D., to its Board of Directors

Appointment of seasoned strategic industry executive strengthens the Board of Directors as Candel advances toward Biologics License Application submission and commercial development

NEEDHAM, Mass., June 6, 2025 (GLOBE NEWSWIRE) — Candel Therapeutics, Inc. (Candel or the Company) (Nasdaq: CADL), a clinical-stage biopharmaceutical company focused on developing multimodal biological immunotherapies to help patients fight cancer, today announced the appointment of Maha Radhakrishnan, M.D., to the Company’s Board of Directors (Board) effective June 4, 2025.

“We are delighted to welcome Maha as a new member of Candel’s Board,” said Paul Peter Tak, MD, PhD, FMedSci, President and Chief Executive Officer of Candel. “Her extensive industry experience will be extremely valuable as Candel advances its late-stage oncology programs toward potential approval and commercial development, with the aim of providing benefit to patients with significant unmet need.”

Dr. Radhakrishnan brings significant experience in product development and commercialization that will be particularly valuable as Candel prepares for its Biologics License Application (BLA) submission for CAN-2409 in intermediate-to-high-risk prostate cancer, anticipated in Q4 2026.

"I am honored to join the Board at this pivotal moment as Candel advances its innovative immunotherapy candidates across multiple cancer indications," said Dr. Radhakrishnan. “Candel's multimodal approach has the potential to address significant unmet needs in cancers that have historically been difficult to treat with conventional immunotherapies.”

Dr. Radhakrishnan has over 20 years of experience advancing large strategic portfolios across various therapeutic areas through product development and commercialization within major biotechnology and pharmaceutical companies. Since August 2024, Dr. Radhakrishnan has served as an Executive Partner at Sofinnova Investments, a venture capital firm focused on life sciences, where she leads diligence across clinical-ready assets in multiple therapeutic areas and provides expertise to portfolio companies in product development and commercialization. Previously, Dr. Radhakrishnan served as Group Senior Vice President and Chief Medical Officer at Biogen Inc. Earlier in her career, she was Senior Vice President and Global Head of Medical, Primary Care Business Unit at Sanofi S.A. Dr. Radhakrishnan has also held leadership roles at Bioverativ, Inc., Bristol-Myers Squibb Company, UnitedHealth Group, Inc., and Cephalon, Inc. She received her M.D. with honors from the People’s Friendship University in Moscow, Russia.

“Maha’s expertise will be invaluable as we look forward to her contributions while we prepare to submit our Biologics License Application for CAN-2409 in intermediate-to-high-risk prostate cancer, anticipated in Q4 2026,” said Paul B. Manning, Chairman of Candel’s Board.

About Candel Therapeutics

Candel is a clinical-stage biopharmaceutical company focused on developing off-the-shelf multimodal biological immunotherapies that elicit an individualized, systemic anti-tumor immune response to help patients fight cancer. Candel has established two clinical-stage multimodal biological immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. CAN-2409 is the lead product candidate from the adenovirus platform.

The Company recently completed successful phase 2a clinical trials of CAN-2409 in non-small cell lung cancer (NSCLC) and pancreatic ductal adenocarcinoma (PDAC), and a pivotal phase 3 clinical trial of CAN-2409 in localized prostate cancer, conducted under a Special Protocol Assessment (SPA) agreed with the U.S. Food and Drug Administration (FDA). CAN-2409 plus prodrug (valacyclovir) has been granted Fast Track Designation by the FDA for the treatment of PDAC, stage III/IV NSCLC in patients who are resistant to first line PD-(L)1 inhibitor therapy and who do not have activating molecular driver mutations or have progressed on directed molecular therapy and localized primary prostate cancer. The FDA also granted Regenerative Medicine Advanced Therapy (RMAT) Designation to CAN-2409 for the treatment of newly diagnosed localized prostate cancer in patients with intermediate-to-high-risk disease and Orphan Drug Designation to CAN-2409 for the treatment of PDAC.

CAN-3110 is the lead product candidate from the HSV platform and is currently in an ongoing phase 1b clinical trial in recurrent high-grade glioma (rHGG). Initial results were published in Nature and CAN-3110 received Fast Track Designation and Orphan Drug Designation from the FDA. Finally, Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors.

For more information about Candel, visit www.candeltx.com

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended,

including, without limitation, express or implied statements regarding the timing and advancement of current and future development programs; expectations regarding the submission of the Biologics License Application for CAN-2409 in intermediate-to-high-risk localized prostate cancer; and expectations regarding the therapeutic benefit of the Company’s platforms. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of development programs; expectations regarding the therapeutic benefit of the Company’s programs; that final data from the Company’s preclinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; the Company’s ability to efficiently discover and develop product candidates; the Company’s ability to obtain and maintain regulatory approval of product candidates; the Company’s ability to maintain its intellectual property; the implementation of the Company’s business model, including strategic plans for the Company’s business and product candidates; and other risks identified in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, each as filed with the SEC and any subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Investor Contact:

Theodore Jenkins
VP, Investor Relations and Business Development
Candel Therapeutics, Inc.
tjenkins@candeltx.com

Media Contact:

Ben Shannon
ICR Healthcare
CandelPR@westwicke.com